Exhibit 5.1

[LETTERHEAD OF DLA PIPER SPAIN S.L.U.]

May       , 2013

Abengoa, S.A.

Campus Palmas Altas

C/ Energía Solar 1

41014, Seville, Spain

Ladies and Gentlemen:

We have acted as Spanish counsel to Abengoa, S.A. (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) the offering and sale of [•] Class B Shares (either in the form of shares or American Depositary Shares (“ADSs”)) (the “Offered Shares”) of €0.01 nominal value each of the capital of the Company (such class of shares, the “Class B Shares”) and (b) the offering and sale of an aggregate of US$[•] principal amount of [•]% Mandatorily Convertible Subordinated Notes due 2016 of the Company (the “Notes”) and up to [•] Class B Shares or [•] ADSs into which the Notes may be converted as described in the Registration Statement. The Offered Shares are being issued pursuant to an underwriting agreement to be entered into between the Company and [•] (the “Shares Underwriting Agreement”). The Notes are being issued pursuant to an underwriting agreement to be entered into between the Company and [•] (the “Notes Underwriting Agreement”), and under an Indenture (the “Indenture”) to be entered into between the Company and [•], as trustee.

In this connection, we have examined such Company records, certificates and all other documents, and have made such examination of law, which we deem necessary to render the opinions set forth below. Attorneys involved in the preparation of this opinion are admitted to practice law only in the Kingdom of Spain and we express no opinion herein concerning any law other than the laws of the Kingdom of Spain.

We assume that the Shares Underwriting Agreement, the Notes Underwriting Agreement, and the Indenture will be executed and delivered by each of the parties thereto in the forms previously reviewed by us and consistent with the descriptions thereof set forth in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that:

i.                                          When the capital increase associated with the issuance of the Offered Shares has been registered with the Mercantile Registry of Seville, the Offered Shares, when issued and paid for as set forth in the Registration Statement, will have been legally issued by the Company, fully-paid and non-assessable.

ii.                                       Upon conversion of the Notes into Class B shares or ADSs in accordance with the terms of the Notes and the Indenture and registration of the capital increase associated with the issuance of such shares with the Mercantile Registry of Seville, the Class B Shares issuable or deliverable upon conversion of the Notes will be validly issued, fully-paid and non-assessable.

iii.                                    The discussion under the caption “Taxation - Spanish Tax Considerations” in the Registration Statement, insofar as such discussion represents legal conclusions or statements of Spanish tax law, unless otherwise noted and subject to the limitations and qualifications therein, constitutes a fair and accurate summary of the material Spanish tax consequences to U.S. Holders (as such term is defined in the prospectus contained in the Registration Statement) of the ownership and disposition of the Offered Shares and the Notes and we hereby adopt and confirm that discussion as our opinion.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter may occur.

We do not express any opinion herein concerning any laws other than the laws of the Kingdom of Spain that, in our experience, are normally applicable to transactions of the type contemplated by the Shares Underwriting Agreement, the Notes Underwriting Agreement, and the Indenture and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein. Insofar as the opinion expressed herein relates to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parole evidence to modify the terms or the interpretation of agreements.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving our consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

DLA Piper Spain, S.L.U.